Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made effective on the last signature date below (the “Effective Date”), between Sierra Oncology, Inc., a Delaware corporation, having offices at 1820 Gateway Drive, Suite 110 San Mateo, CA 94404 U.S.A. the “Company”), and Mark Kowalski, MD, PhD, an individual, whose address is 10 Priscilla Lane, Winchester, MA, United States (“Consultant”).

Background

Whereas, Company is a late-stage biopharmaceutical company focused on unmet needs in myelofibrosis;

Whereas, Consultant desires to provide the Services described herein to Company subject to the terms and conditions below.

Terms and Conditions

Now, Therefore, in consideration of the foregoing and the terms, conditions and covenants hereinafter set forth, Company and Consultant agree as follows:

1.Certain Definitions.  Capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:

(a)“Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of Company, whether such documents or media have been prepared by Consultant or by others.  Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b)“Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, scientific results, biological systems, product formulations, compositions of matter, methods, cell lines, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Consultant during the Consulting Period, either alone or jointly with others.

(c)“Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of Company, or which became or will become known by, or was or is conveyed to Company, which has commercial value in Company’s business, including, without limitation, information about Inventions, business and product development plans, customer lists, terms of compensation and performance levels of Company employees and consultants, Company customers and other information concerning Company’s actual or anticipated business, research or development, or which is received in confidence by or for Company from any other person or entity.

(d)“Services” means the consulting services to be performed by Consultant on behalf of Company set forth on Exhibit A, attached hereto.

2.Services.  Company hereby engages Consultant, and Consultant accepts such engagement, to perform the Services.  The Consultant shall perform the Services in a timely and professional manner.

3.Term.  The term of this Agreement shall commence on March 10, 2022 and unless earlier terminated as provided in this Section 3, shall expire at the end of the business day on June 30, 2023 (such period the “Consulting Period”).  Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services, or is in breach of any material provision of this Agreement. Either party may terminate this Agreement immediately upon occurrence of any of the following events: (a) the dissolution, voluntary or involuntary bankruptcy of either party, or assignment by either party of all or substantially all of its assets for the benefit of creditors; or (b) embezzlement, fraud or deceit in the performance of the other party’s obligations hereunder.  Notwithstanding the termination of this Agreement, any liability or obligation of either party which may have accrued prior to such termination shall continue in full force and effect.

4.Compensation.

Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

5.Expenses.  Company shall reimburse Consultant for reasonable, documented and actual expenses incurred by Consultant in connection with the performance of the Services; provided, however, that Consultant obtains the prior written approval of Company.  Company shall make any such reimbursement within thirty (30) days after receipt of an invoice therefor, accompanied by receipts, vouchers or other written evidence of the expenses incurred.  All invoices for expenses shall be sent to Company electronically at accountspayable@sierraoncology.com.  Company shall have no obligation to reimburse Consultant for expenses that were not approved in advance in writing by Company.

6.Confidentiality of Proprietary Information.

(a)Nature of Information.  Consultant understands that Company possesses and will possess Proprietary Information which is important to its business.

Consultant understands that Consultant’s engagement creates a relationship of confidence and trust between Company and Consultant with respect to Proprietary Information.

(b)Property of Company.  Consultant acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of Company.  Consultant hereby assigns to Company any and all rights, title and interest Consultant may have or acquire in the Proprietary Information or any Company Documents and Materials.

(c)Confidentiality.  At all times, both during the term of Consultant’s engagement by Company and for five (5) years after its termination, Consultant shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of Company, except as may be necessary in the ordinary course of performing the Services; provided, however, that Consultant shall have no such obligation with respect to Proprietary Information that (i) was already known to Consultant at the time of its disclosure to Consultant by or on behalf of the Company, (ii) at the time of disclosure to Consultant was generally available to the public or otherwise in the public domain, (iii) subsequent to such disclosure becomes generally available to the public without fault on Consultant’s part, or (iv) otherwise becomes known to Consultant on a non-confidential basis from another source not bound by a confidentiality agreement with Company.

(d)Compelled Disclosure.  In the event that Consultant is requested in any proceeding to disclose any Proprietary Information, Consultant shall give Company prompt notice of such request so that Company may seek an appropriate protective order.  If, in the absence of a protective order, Consultant is nonetheless compelled by order or subpoena of any court of tribunal of competent jurisdiction to disclose Proprietary Information, Consultant may disclose such information without liability hereunder; provided, however, that Consultant gives Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Consultant’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

(e)Records.  Consultant agrees to make and maintain adequate and current written records, in a form specified by Company, of all Inventions, Company Documents and Materials and other trade secrets and works of authorship assigned or to be assigned to Company pursuant to this Agreement.

(f)Handling of Company Documents and Materials.  Consultant agrees that during Consultant’s engagement by Company, Consultant shall not remove any Company Documents and Materials from the business premises of Company or deliver any Company Documents and Materials to any person or entity outside Company, except as

Consultant is required to do in connection with performing the Services.  Consultant further agrees that, immediately upon the termination of Consultant’s engagement by Company for any reason, or during the term of Consultant’s engagement if so requested by Company, Consultant shall return to Company all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Consultant’s personal copies of records relating to Consultant’s compensation; (ii) Consultant’s personal copies of any materials previously distributed generally to stockholders of Company; and (iii) Consultant’s copy of this Agreement and other agreements he has with the Company.

7.Inventions.

(a)Disclosure.  Consultant shall promptly disclose in writing to Company all Inventions made during the term of Consultant’s engagement by Company within the scope of the Services.  Consultant shall also disclose to Company all Inventions made, discovered, conceived, reduced to practice, or developed by Consultant within six (6) months after the termination of Consultant’s engagement with Company which resulted, in whole or in part, from the Services.  Such disclosures shall be received by Company in confidence, to the extent such Inventions are not assigned to Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b)Assignment of Inventions to Company.  During the Consulting Period, Consultant agrees to assign and hereby assigns to Company all Inventions (together with all associated patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property) which Consultant makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) within the scope of the Services to the maximum extent permitted by law.

(c)Prior Inventions.  If in the course of Consultant’s engagement with Company, Consultant incorporates into any work product resulting from the Services or a Company product, process or machine a prior Invention owned or controlled by Consultant, then Consultant hereby grants to Company a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell, offer for sale, import and distribute such prior Invention.

(d)Cooperation.  Consultant agrees to perform, during and after the term of Consultant’s engagement by Company, all acts deemed necessary or desirable by Company to permit and assist it, at Company’s expense, in further evidencing and perfecting the assignments made to Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries.  Such acts include, without limitation, execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as Consultant’s agents and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf and in Consultant’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by Consultant.

(e)Assignment or Waiver of Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of Company that would violate such Moral Rights in the absence of such consent.

8.Obligations and Representations.

(a)Compliance with Laws. Consultant represents that its performance of the Services shall comply, at Consultant’s own expense, with all applicable laws, ordinances, regulations and codes applicable to Consultant and the Services.

(b)Debarment. Consultant represents that Consultant is not under investigation by the United States Food and Drug Administration (the “FDA”) for debarment and is not debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.). In addition, Consultant represents that Consultant has not engaged in any conduct or activity which could lead to any such debarment actions. Consultant agrees to immediately notify Company if, during the term of this Agreement, Consultant: (i) comes under investigation by the FDA for a debarment action; (ii) is debarred; or (iii) engages in any conduct or activity that could lead to debarment.

(c)Exclusion. Consultant represents that Consultant is not excluded from a federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act, including, but not limited to, Medicare, Medicaid and the Civilian Health and Medical Program of the Uniformed Services. In addition, Consultant represents that Consultant has not engaged in any conduct or activity which could lead to any such exclusion actions. Consultant agrees to immediately notify Company if, during the term of this Agreement, Consultant: (i) is excluded from a state or federally funded healthcare program; or (ii) engages in any conduct or activity that could lead to exclusion.

(d)Anti-Bribery / Anti-Corruption Statutes.

(i)“Government Official” shall mean any officer (elected or appointed) or employee of a government or public organization or institution, or a department, agency or instrumentality of any of the foregoing, any official of a political party or a candidate for political office, or anyone otherwise categorized as a Government Official under applicable law.

(ii)Consultant is aware of and understands that there are anti-bribery and anti-corruption statutes (including but not limited to the US Foreign Corrupt Practices Act and the UK Bribery Act) to which Company is subject that prohibit the payment or offering, giving, promising to give, or authorizing the giving of, directly or indirectly, anything of value to a Government Official (as defined herein), or any relative, business associate or employee thereof, for the purpose of obtaining or retaining any business under this Agreement or otherwise related to Company or inducing or influencing any governmental act or decision affecting Company. Consultant hereby agrees to refrain from any activity in connection with this Agreement that would constitute a violation by Consultant or Company of such anti-bribery and anti-corruption statutes, including sharing, directly or indirectly, any of the fees paid to Consultant under this Agreement with a Government Official. Similarly, Consultant shall not, directly or indirectly, request, accept, or agree to accept any item of value that could be seen as an attempt to compromise its independence of judgment or improperly influence a business decision.

(iii)Upon Company’s request, or should Company ever become the subject of an audit or investigation by a US, European or other governmental authority, including under any anti-boycott regulations, anti-bribery legislation, or related export legislation, Consultant agrees to cooperate fully with Company in connection with such investigation and to provide such information and records to Company with respect to Consultant’s activities under this Agreement as may be reasonably requested by Company.

(iv)Company may terminate this Agreement immediately in the event Consultant breaches any of the representations or covenants in this Section 8(d) or if Company learns that improper payments are being or have been made to Government Officials by Consultant with respect to Services performed on behalf of Company or any other company.

(e)Government Employee. Consultant represents that if Consultant is a federal, state or county government employee (as defined by the applicable entity), Consultant has obtained approval from an authorized representative of Consultant’s employer to enter into this Agreement and work on Company’s behalf as a consultant, and Consultant shall obtain any necessary prior approval from an authorized representative of Consultant’s employer for each and every activity performed on Company’s behalf in accordance with this Agreement. Consultant further agrees that upon Company’s request, Consultant shall provide Company with written confirmation of such approvals, signed by an authorized representative of Consultant’s employer.

(f)Insider Trading. Consultant acknowledges and agrees that: (a) Consultant is aware of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person or entity possessing material non-public information about a public company; and (b) that Consultant will comply with such laws and will not trade on the basis of Proprietary Information, to the extent it constitutes material non-public information about the Company.

9.Non-Solicitation or Hire of Company Employees.  During the term of Consultant’s engagement by Company and for one (1) year thereafter, Consultant shall not encourage or solicit any employee of Company to leave Company for any reason or to accept employment with Consultant or any other entity.  As part of this restriction, Consultant shall not (a) interview or provide any input to any third party regarding any such employee during such time period, or (b) retain or hire in any capacity, either individually or for any person or entity by which Consultant may be engaged or with which Consultant may be affiliated, any person who is or was employed by Company at any time during the term of Consultant’s engagement by Company and six (6) months after the termination of such engagement.

10.Non-Solicitation of Non-Employees.  During the term of this Agreement and for one (1) year thereafter, Consultant shall not interfere with or attempt to impair the relationship between Company and any of its non-employee consultants and advisors, nor shall Consultant attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor of Company to terminate association with Company.

11.Non-Competition.  In this Section, “Competitive Activities” means any activities that directly compete with Company’s research studies on momelotinib and Company’s other compounds, and Company’s development and commercialization of its compounds. During the term of Consultant’s engagement , Consultant shall not, with or without consideration, render services in any capacity to any person, business, firm or corporation engaged in any Competitive Activities. Consultant shall not become interested in any such business involved in Competitive Activities, either directly or indirectly, as partner, stockholder, principal, member, employee, agent, trustee, consultant, or any other relationship or capacity; provided, however, that such restriction shall not apply with respect to a less than or equal to a one percent (1%) interest in any entity which is publicly traded and listed on a recognized securities exchange.

12.Arrangement Non-Exclusive.  Subject to Section 11, Company recognizes and acknowledges that Consultant may enter into agreements unrelated to this Agreement with entities other than Company.

13.Company Authorization for Publication.  Consultant shall not publish or present any of Company Proprietary Materials, Inventions or Company Documents and Materials without the prior written consent of Company.  Prior to Consultant’s submitting or disclosing for possible publication or dissemination outside Company any material prepared by Consultant that may incorporate information that concerns Company’s business or anticipated research, Consultant shall deliver a copy of such material to Company for review.  Within twenty (20) days following such submission, Company agrees to notify Consultant in writing whether Company believes such material contains any Proprietary Information, Inventions or Company Documents and Materials, and Consultant agrees to make such deletions and revisions as are requested by Company to protect its Proprietary Information, Inventions Company Documents and Materials.  Consultant further agrees to obtain the written consent of Company prior to any review of such material by persons outside Company.

14.Former Employer Information.  Consultant represents and warrants to Company that Consultant’s performance of all the terms of this Agreement and as a consultant of Company does not and shall not breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to Consultant’s engagement by Company, or violate the terms of any covenant not to compete between Consultant and any other person or entity.  Consultant shall not disclose to Company or induce Company to use any confidential or proprietary information or material belonging to any previous employers of Consultant or any other person or entity.  Consultant has not entered into and Consultant shall not enter into any agreement, either written or oral, in conflict herewith or in conflict with Consultant’s engagement with Company.  Consultant shall comply with the rules and regulations of Company.

15.Independent Contractor.  It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company.  Consultant agrees not to hold himself, herself or itself out as, or give any person any reason to believe that she, he or it is, an employee, agent, joint venturer or partner of the Company.  Consultant will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance (except to the extent the Company is required by law to do so).  All payroll and employment taxes, self-employment taxes, insurance, and benefits shall be the sole responsibility of Consultant.  Consultant is engaged in the business of consulting generally for other clients, and represents and warrants that Company is not Consultant’s sole client. Consultant retains the right (as limited in Sections 11 and 12) to provide services for others during the term of this Agreement and is not required to devote Consultant’s services exclusively for the Company.  Nothing in this Agreement is intended to allow Company to exercise control or direction over the manner or method by which Consultant performs the Services under the terms of Consultant’s engagement by

Company. This Section applies equally to Consultant’s personnel performing hereunder (if Consultant is not a natural person).

16.Employment of Personnel.  Consultant may employ other persons to assist in the performance of the Services and shall be responsible for, and in full control of, the work of such personnel.  Consultant shall be solely responsible for the actions or omissions, for filing all necessary forms and returns, and for making all required payments to all relevant governmental authorities for itself and its agents and employees.

17.Maintenance of Records.  During the term of this Agreement and, until the expiration of two (2) years after the furnishing of the Services pursuant to this Agreement, Consultant shall make available, upon written request of Company or its designee, any records maintained by Consultant regarding any of the Services performed hereunder by Consultant.

18.No Authority to Bind.  Consultant shall have no power or authority to execute any agreements or contracts for or on behalf of Company nor to bind Company in any other manner.

19.Injunctive Relief.  Consultant acknowledges that breach of any of the provisions of this Agreement could cause Company irreparable injury for which no adequate remedy at law exists.  Accordingly, Company shall have the right, in addition to any other rights it may have, and by executing this Agreement Consultant hereby consents, to the entry in any court having jurisdiction of a temporary or permanent restraining order or injunction restraining or enjoining Consultant from any violation of this Agreement.  Consultant further agrees to waive, and to use Consultant’s best efforts to cause Consultant’s directors, officers, employees and agents, if any, to waive, any requirement for the securing or posting of any bond in connection with such remedy.

20.No Assignment.  This Agreement may not be assigned by either party without the written consent of the other party; provided, however, that Company must, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or in the event of its merger, consolidation, change in control or other similar transaction.

21.Severability.  Consultant agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

22.Binding Effect.  This Agreement shall inure to the benefit of and be binding upon, the parties and their respective successors and permitted assigns.

23.Amendment.  This Agreement may not be amended except by mutual written Agreement of the parties.

24.Notices.  All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given or made if delivered by hand, in which case notice will be deemed effective upon receipt, or, if by mail by certified or registered mail, with postage prepaid to the address of such party set forth in the introductory paragraph of this Agreement or to such address directed by a party in writing, in which case notice will be deemed effective upon mailing.  The return receipt, the delivery receipt, or the affidavit of messenger will be deemed conclusive but not exclusive evidence of delivery; delivery will also be presumed at such time as delivery is refused by the addressee upon presentation.

25.Continuing Obligations. The provisions set forth in this Agreement that by their terms have continuing obligations, or that which logically, by their nature, are intended to survive, will survive termination or expiration of this Agreement. Such provisions include, but are not limited to, payment obligations, confidentiality, inventions, obligations and representations, publications, indemnification and choice of law. Final payment by Company will not constitute a waiver by Company of possible claims for continuing obligations on the part of Consultant.

26.Entire Agreement.  This Agreement shall constitute the entire agreement between the parties and supersedes any and all other written or oral agreements between Consultant and Company with respect to the subject matter of this Agreement.

27.Governing Law; Consent to Jurisdiction, Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

28.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

Signatures on the Following Page

In Witness Whereof, Company and Consultant have made this Agreement effective as of the date first set forth above.

Consultant: MARK KOWALSKI, MD, PhD By: /s/ Mark Kowalski Name: Mark Kowalski, MD, PhD Title: Consultant Date: March 21, 2022	The Company: Sierra Oncology, Inc. By: /s/ Dr. Stephen Dilly Name: Dr. Stephen Dilly Title: Chief Executive Officer Date: March 22, 2022

Signature Page to Consulting Agreement

EXHIBIT A

SERVICES

Consultant shall provide Company with post-separation consulting services, as a former employee of Company, to assist with knowledge transition.

Company contact for Consultant: Dr. Stephen Dilly, Chief Executive Officer

Compensation

(a)Fees. In consideration of Consultant’s performance of the Services, Company shall pay Consultant an hourly fee of US$400.00. Consultant will be expected to perform the Services for no more than, on average, eight (8) hours per week.

(b)Payment. Company shall make payment within thirty (30) days after receipt of an invoice. All invoices for compensation under this Agreement shall reference the PO number to be provided by Company on execution of this Agreement and be sent to Company electronically at accountspayable@sierraoncology.com. On execution of this Agreement, Consultant shall submit a current applicable Internal Revenue Service (“IRS”) tax form (W-9, W-8BEN or W-8BEN-E) to Company.

(c)Section 409A.  In order to help prevent adverse tax consequences to Consultant under Section 409A (as defined below), in no event will any payment under this Exhibit A be made later than the later of (1) March 15th of the calendar year following the calendar year in which such payment was earned, or (2) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which such payment was earned.  All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company have any liability or obligation to reimburse, indemnify or hold harmless Consultant or any other person for any taxes or costs that may be imposed on or incurred by Consultant as a result of Section 409A.

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